Exhibit 10.2
TRANSITION AGREEMENT
And
EMPLOYMENT AGREEMENT AMENDMENT

This Transition Agreement and Employment Agreement Amendment (“Agreement”) is made as of the 20th day of August, 2022 (the “Effective Date”) by and between Daniel Boncel (“Executive”) and Edgio, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

A. The Company and Executive entered into that certain Employment Agreement dated as of July 1, 2020 (the “Employment Agreement”). Employee and the Company also entered into an At-will Employment, Confidential Information Invention Assignment and Arbitration Agreement dated on or around July 1, 2020 (the “Inventions Agreement”), and an Indemnification Agreement (the “Indemnity Agreement”).

B.The Company intends Executive will remain an employee until December 31, 2022, and Employee is delivering this Agreement in accordance with Section 8(a) of the Employment Agreement.

C.The Parties also intend to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or termination of his employment with the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive agree as follows:

1.Definitions. The following terms will have the meanings set forth below. The capitalized terms not otherwise defined herein will have the meaning set forth in the Employment Agreement.

a.Separation Date means the earliest to occur of (x) December 31, 2023, (y) the date that Executive is terminated for Cause, or (z) the date that Executive resigns without Good Reason from the Company.

b.Transition Period means the period beginning on the Effective Date and ending on Separation Date.

c.Equity Awards means all stock options (“Options”) and restricted stock units (“RSUs”) granted to Executive and currently outstanding as of the Effective Date.

2.Performance of Duties During Transition Period. During the Transition Period, Executive will continue to fulfill his obligations on a full-time basis, as set forth in Section 1(b) of the Employment Agreement, and perform such other duties as reasonably assigned to him by the CEO and or CFO, including, but not limited to, serving as the Company’s Chief Accounting Officer, assisting with the transition of Executive’s daily duties to the successor CFO, and assisting such individual in the

Edgio Confidential Information

Exhibit 10.2
execution of his or her day-to-day responsibilities. If Executive is terminated without Cause or resigns for Good Reason prior to December 31, 2022, then all performance obligations herein shall become null and void.

3.Separation upon Conclusion of Transition Period.

d.Benefits During the Transition Period. During the Transition Period, Executive will continue to receive:

i.his current Base Salary paid in accordance with normal payroll practices;

ii.benefits or compensation as provided under the terms of any executive benefit and compensation agreements or plans applicable to Executive;

iii.unreimbursed business expenses required to be reimbursed to Executive; and

iv.rights to indemnification Executive may have under the Company’s Certificate of Incorporation, Bylaws, this Agreement, and/or the Indemnity Agreement, as applicable.

e.Contingent Benefits Following the Transition Period. Executive will further receive, commencing immediately following the Separation Date:

i.continued payment of Executive’s Base Salary (subject to applicable tax withholdings) for twelve (12) months from the effective date of the termination, such amounts to be paid in accordance with the Company’s normal payroll policies;

ii.the greater of (x) the actual earned annual cash incentive, if any, payable to Executive for 2022 (including any incremental amounts approved by the Company’s board of directors and payable to the executives directly reporting to the CEO for Project Vault integration or otherwise) and (y) the Target Annual Incentive;

iii.a transition bonus, payable in cash, equal to $50,000;

iv.the retention bonus described in the Company’s Current Report on Form 8-K filed with the SEC on March 17, 2022; and

v.reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company’s health plans until the earlier of (i) twelve (12) months after the Separation Date, payable when such premiums are due (provided Executive validly elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”)), or (B) the date upon which Executive and Executive’s eligible dependents become covered under similar plans. Executive acknowledges that he will not receive any payment for accrued and unused vacation and waives any right thereto that may exist.

Edgio Confidential Information

Exhibit 10.2
Subject to IRC section 409A, the cash incentive described in subsections (ii) and (iii) above will be paid in a lump sum on the later of (a) the date on which the Company makes the final payment to participants of the 2022 Management Bonus Plan, but in no event will be paid later than March 15, 2023, or (b) within seven (7) days following the effective date of the Release referenced in Section 6 below. Any amounts above will only be paid following the effective date of the Release referenced in Section 6 below. Executive acknowledges that he will not receive any payment for accrued and unused vacation and waives any right thereto that may exist.

4.Equity Awards. Subject to Section 5(b) below, all Equity Awards unvested as of the end of the Separation Date will be forfeited on that date. Executive will be entitled to exercise outstanding vested Options until the first to occur of: (i) the date that is twelve (12) months following the Separation Date, or (ii) the applicable scheduled expiration date of such award as set forth in the award agreement. For purposes of clarity, the term “expiration date” shall be the scheduled expiration of the option agreement and not the period that Executive shall be entitled to exercise such option.

5.Termination or Resignation.

f.Termination for Cause or Resignation without Good Reason. If Executive is terminated for Cause or resigns without Good Reason prior December 31, 2022, then Executive shall forfeit all of the benefits set forth in Section 3(b) and all vesting of Equity Awards set forth in Section 4 shall immediately cease.

g.Termination without Cause. If Executive is terminated for any reason other than for Cause prior to December 31, 2022, then:

vi.the benefits set forth in Section 3(a) shall continue until December 31, 2022, as if Executive were still actively employed by the Company;
vii.all Equity Awards that otherwise would have vested through December 31, 2022, shall accelerate in full and become immediately exercisable as soon as administratively practical following Executive’s actual termination date and the effectiveness of the Release; and

viii.the benefits described in Section 3(b) shall commence on January 1, 2023 and continue in full as described therein.

h.Resignation for Good Reason. If Executive resigns for Good Reason, then he the resignation shall be treated as a “termination without Cause” for purposes his separation benefits, as described in Section 10(b). Notwithstanding the foregoing, if such resignation is pursuant to Section 10(e)(i) of the Employment Agreement, then he shall be entitled solely to the benefits set forth in Section 7(a) of the Employment Agreement. Executive shall not be eligible to provide notice of his intent to resign for Good Reason pursuant to Section 10(e)(i) of the Employment Agreement prior to the date that a successor CFO commences employment with the Company.

6.Releases of Claims. The receipt of any benefits pursuant to Sections 3 and 5 is subject to and conditioned upon Executive signing, on the Separation Date, and not revoking

Edgio Confidential Information

Exhibit 10.2
a release of claims in the form attached hereto as Exhibit A and honoring all continuing covenants in this Agreement, the Employment Agreement (including without limitation the provisions of section 8 thereof), and the Inventions Agreement.

7.Amendment of Employment Agreement. This Agreement amends the Employment Agreement and supersedes the Employment Agreement to the extent provisions between the documents are inconsistent, and in particular, this Agreement supersedes the provisions of section 7 of the Employment Agreement regarding severance benefits. For the avoidance of doubt, if Executive is entitled to any benefits under this Agreement, Executive shall not be entitled to any different or additional benefits under the Employment Agreement. The provisions of the Employment Agreement that are not amended or superseded by this Agreement are applicable to, and incorporated into, this Agreement, including sections 15, 16, and 18 through 25 of the Employment Agreement.

8.Integration. This Agreement, together with the Employment Agreement, Inventions Agreement, Indemnity Agreement and the forms of equity award agreements that describe Executive’s outstanding Equity Awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral.

9.Notices. Section 13 of the Employment Agreement, Notices, is amended to include the following updated address for notices to the Company:

2220 West 14th Street
Tempe, Arizona 85281
Attn: Chief Legal Officer

If to Executive:
Last residential address provided by Executive to the Company’s HR Department

In witness whereof, this Agreement has been signed as of the day and year first above written.

COMPANY:
EDGIO, INC.

/s/ Robert A. Lyons                        08/21/2022
        Date:
Robert Lyons, Chief Executive Officer

EXECUTIVE:

/s/ Dan Boncel        Date: 08/21/2022
Daniel Boncel

Edgio Confidential Information

Exhibit 10.2

Edgio Confidential Information

Exhibit 10.2
Exhibit A

SEPARATION AGREEMENT
AND RELEASE OF CLAIMS
Date: December 31, 2022

This Separation Agreement and Release of Claims (“Agreement”) is made by and between Daniel Boncel, individually and on behalf of his marital community, if any, (“Employee”) and Edgio, Inc. (“Edgio” or the “Company”) effective on the date set forth in Section 6 below (“Effective Date”) relating to Employee’s employment and termination of employment with the Company. When used herein, the term “Company” includes each and every officer, director, employee, agent, parent corporation(s), subsidiary corporation(s), wholly owned companies, affiliate(s) and division(s), their successors, assigns, beneficiaries, servants, legal representatives, insurers and heirs of Edgio. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Transition Agreement (as defined below).

RECITAL

A.Edgio and Employee are parties to an Transition Agreement and Employment Agreement Amendment dated as of August [*], 2022, (the “Transition Agreement”), and are also parties to an Employment Agreement, Inventions Agreement, and Indemnity Agreement as those terms are defined in the Transition Agreement. Employee’s employment by Edgio is being terminated and Employee is delivering this Agreement in accordance with Section 6 of the Transition Agreement.

AGREEMENT

1.    Separation from Employment. Employee will remain an employee until the Separation Date as contemplated in the Transition Agreement. Company will pay Employee all wages earned by Employee through the Separation Date as contemplated in Section 3(i)-(iii) of the Transition Agreement. Employee acknowledges that, except as set out herein or in the Transition Agreement, the Company owes no other commissions, wages, bonuses, vacation pay, sick pay, or benefits to Employee. This Agreement is intended to settle, resolve and release any and all claims stemming from or related to Employee’s employment with Company, Employee’s termination of employment, including, but not limited to, any and all claims for amounts due to Employee from Company in terms of wages, fees, commissions, severance payments, bonuses and/or benefits of any kind.

2.    Consideration. In addition to the benefits set forth in Paragraph 1 of this Agreement, and for, and in consideration of, the covenants, promises and releases by Employee in this Agreement, and subject to compliance with any and all prerequisites expressly set forth herein or in the Transition Agreement including without limitation Employee’s continued compliance with the restrictive covenants set forth in the Employment Agreement and Inventions Agreement, and this Agreement becoming effective and irrevocable in accordance with Section 6 below, Company agrees to pay Employee the amounts described in Section 3 of the Transition Agreement.

3.    Other Benefits. Employee’s participation in the Company’s group medical and dental programs ceases on the Separation Date, subject to Employee’s right to continue his health insurance under COBRA. Employee must elect to receive COBRA if he wants continuation coverage under the Company’s group health benefits programs.  Employee’ right to COBRA and the time for electing COBRA and making the required COBRA payments will be explained in a separate COBRA notice package. Also, as of the Separation Date, Employee is no longer eligible

Edgio Confidential Information

Exhibit 10.2
to participate in any other benefit programs offered by the Company, including, but not limited to, vacation, 401(k) plan, short-term and long-term disability, accidental death and dismemberment and life and dependent life insurance programs.

4.    Confidentiality. Employee reaffirms and agrees to observe and abide by the terms of the Inventions Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information.

5.    Full General Release of Claims. Employee, for himself, his marital community, and his heirs, successors and assigns, irrevocably and unconditionally releases and forever discharges Edgio, Inc., its parents, subsidiaries and affiliates, and all of their successors, assigns, officers, directors, representatives, agents, employees, associates, and all other persons acting for or on behalf of any of them, from any and all claims, complaints, liabilities, obligations, promises, agreements, damages, causes of action, costs, losses, debts and expenses of every kind, in law or in equity, whether known or unknown, foreseen or unforeseen, from the beginning of time to the date of this Agreement, including any and all claims in connection with Employee’ employment with the Company and separation from employment with the Company. Except as otherwise expressly provided herein, this general release is a full and final bar to any claims Employee may have against the Company, including, without limitation, any claims:

(a)arising from Employee’ pay, bonuses, vacation, or any other employee benefits, and other terms and conditions of employment or employment practices of the Company;

(b)relating to stock options, whether pursuant to a stock option plan, agreement or otherwise;

(c)relating to any claims for punitive, compensatory, and/or retaliatory discharge damages; back and/or front pay claims and fringe benefits; or payment of any attorneys’ fees for Employee; arising under the Civil Rights Acts of 1866, 1871, and 1991; Title VII of the Civil Right Act of 1964; 42 U.S.C. §1981; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act; the Rehabilitation Act; the Americans with Disabilities Act; the Fair Labor Standards Act; the Equal Pay Act; the Occupational Safety and Health Act of 1970; the Family and Medical Leave Act; the Consolidated Omnibus Benefit Reconciliation Act of 1985; violations of any local, state or federal discrimination or harassment law based on race, sex, age, disability, pregnancy or any other category protected by law; wrongful termination; all equitable claims and all common law claims, including but not limited to breach of express and implied-in-fact contract, breach of the covenant of good faith and fair dealing, intentional and negligent infliction of emotional distress, defamation, invasion of privacy, breach of employment contract, fraud or negligent misrepresentation, intentional interference with contractual relations and prospective economic advantage, personal injury, assault, battery, invasion of privacy, retaliatory discharge, constructive discharge, negligent or intentional infliction of emotional distress, any other tort (as any of these laws may have been amended); any claim for wages, benefits, salary, commissions or bonuses; or which arise out of or are in any way connected with any loss, damage or injury whatsoever resulting from any act committed or omission made prior to the Effective Date.

(d)or any other federal, state, or local labor, employment, or anti-discrimination laws; and/or

(e)based on any contract, tort, whistleblower, personal injury, or wrongful discharge theory.

Edgio Confidential Information

Exhibit 10.2
Notwithstanding anything to the contrary herein, Employee does not release, and expressly retains, the following rights: (i) rights under this Agreement and the Transition Agreement (including without limitation, rights under the Employment Agreement that are expressly retained by the Transition Agreement); and (ii) Indemnification Rights. Except as otherwise expressly set forth herein, the parties intend that the release of claims in this Agreement extend to all claims Employee may have whether known or unknown.
6.    Acknowledgment of Waiver of Claims under the Age Discrimination in Employment Act (ADEA). Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement and agrees that any non-material change to the terms herein from the date of first offer to the Effective Date do not re-start, extend, or interrupt the 21 day consideration period; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until signed by Employee, and until after the revocation period has expired (the “Effective Date”); and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to Company in less than the 21-day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

7.    Voluntary Action. Employee acknowledges that he has read each paragraph of this Agreement and understands his rights and obligations. Employee further acknowledges and agrees that: (a) this Agreement is written in a manner understandable to him; (b) this Agreement is granted in exchange for consideration which is in addition to anything of value to which Employee is otherwise entitled; (c) he has been given a reasonable opportunity to consider and review this Agreement and consult with an attorney of his choice; and (d) his signature on this Agreement is knowing and voluntary.

8.    Return of Confidential Information and Physical and Intellectual Property. On the Separation Date, Employee shall return to Company all Company property and confidential and proprietary information including, but not limited to, computer(s) (subject to provisions of the Transition Agreement), files, documents, passcodes, documents, designs, plans and any and all other Company property, confidential or proprietary information in any form or medium. In addition, Employee agrees that he will, upon Edgio’s request, provide reasonable written certification to Edgio that he has complied with this provision.

9.    Miscellaneous.

(a)     Entire Agreement. This Agreement, together with the Transition Agreement and the Confidential Information Agreement, contains the entire agreement between Employee and the Company relating to the subject matter hereof, and all prior

Edgio Confidential Information

Exhibit 10.2
agreements, negotiations and representations in regard to the subject matter are replaced by this Agreement. This Agreement may only be changed by a written amendment signed by Employee and an authorized representative of Edgio.

(b)     No Admission. The Company and Employee agree that the consideration, covenants and releases herein are not to be construed as an admission of liability by the Company or Employee. The parties specifically disclaim any liability to the other or to any other person or entity.

(c)     Severability. Any ruling of invalidity, illegality, or unenforceability of any provision of this Agreement will not affect any other provision of this Agreement, which shall remain in full force and effect. Nor will any ruling of invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement, or any portion thereof, is held to be invalid, illegal, or unenforceable in any respect, this Agreement shall be reformed, construed, and enforced as if such invalid, illegal, or unenforceable provision had never been contained herein.

(d)     Effect of Waiver. The failure of either party at any time to require performance of any provision of this Agreement will in no manner affect the right to enforce the same.

(e)     Binding Nature. This Agreement will be binding upon the Company and Employee and will inure to the benefit of any successor or successors of the Company. This Agreement is not assignable by Employee, except in the case of death or permanent and total disability, and then, only to the extent that Employee’ estate or guardian shall be entitled to receive the consideration to be paid under Paragraph 2 of this Agreement.

(f)     Equitable Remedy/Enforcement. The parties agree that money damages would not be a sufficient remedy for any breach of the confidentiality and non-disclosure and non-disparagement provisions herein, and that the non-breaching party in such case will be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any such breach, and alleged breaching party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. Such remedy will not be deemed to be the exclusive remedy for non-breaching party, but will be in additional to all other remedies available to that party at law or in equity.

(g)     Headings. The section headings contained in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h)     Construction. The Company and Employee have jointly participated in the negotiation of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it was drafted jointly by the Company and Employee and no presumptions or burdens of proof shall arise favoring any party by virtue of authorship of this Agreement.

(i)     Notice. Any notice, request, statement, information or other document to be given to either party by the other must be in writing and delivered as follows:

2220 West 14th Street
Tempe, Arizona 85281
Attn: Chief Legal Officer

If to Employee:

Edgio Confidential Information

Exhibit 10.2
Last residential address provided by Employee to the Company’s HR Department

Any party may change the address to which notices hereunder are to be sent to it by giving written notice of a change of address.

(j)     Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Arizona, without regard to its choice of law rules. Any action brought in connection with this Agreement will be brought in accordance with the arbitration provisions of the Inventions Agreement, and if for any reason such provisions are not enforceable then any action in connection with this Agreement will be brought a court sitting in Maricopa County, Arizona, and the parties agree to submit to the jurisdiction of such court(s). THE PARTIES HEREBY WAIVE THEIR RIGHT, IF ANY, FOR CLAIMS, DEFENSES, AFFIRMATIVE DEFENSES, COUNTERCLAIMS OR SET-OFF HEREUNDER TO BE HEARD BY A JURY.

(k)    Liability for Breach. Should either party be required to bring formal action to enforce the terms herein, the prevailing party shall be awarded its reasonable costs and attorneys’ fees in such action, in addition to all other legal and equitable remedies available to it.

(l)     Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Electronic and/or facsimile copies will count as originals.

IN WITNESS WHEREOF, the Company and Employee signify agreement with the terms herein and have executed this Separation Agreement and Release of Claims effective on the date set forth in Section 6 above.

Employee: Daniel Boncel

/s/Dan Boncel

        08/21/2022
Date:

Edgio, Inc.

By:     /s/ Kathy Austin
Print Name: Kathy Austin
Title: Chief People Experience Officer
Date:    08/21/2022

Edgio Confidential Information